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                                                                         EXHIBIT (12)

                                                      THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                                      ---------------------------------------------

                                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    -------------------------------------------------
                                                                   Millions of Dollars

                                                                                                              Nine Months Ended
                                                                            Years Ended June 30                    March 31
                                                        --------------------------------------------------    ------------------
                                                         1997       1998       1999       2000       2001       2001       2002
                                                        ------     ------     ------     ------     ------    -------     ------
EARNINGS AS DEFINED
-------------------
     Earnings from operations before income taxes
          after eliminating undistributed earnings
           of equity method investees                   $ 5,274    $ 5,704    $ 5,866    $ 5,474    $ 4,574    $ 4,796    $ 5,159

      Fixed charges                                         534        639        751        811        872        676        537
                                                        -------    -------    -------    -------    -------    -------    -------
          TOTAL EARNINGS, AS DEFINED                    $ 5,808    $ 6,343    $ 6,617    $ 6,285    $ 5,446    $ 5,472    $ 5,696
                                                        =======    =======    =======    =======    =======    =======    =======

FIXED CHARGES, AS DEFINED
-------------------------
      Interest expense                                  $   457    $   548    $   650    $   792    $   794    $   590    $   453
      1/3 of rental expense                                  77         91        101         89         78         69         84
                                                        -------    -------    -------    -------    -------    -------    -------
          TOTAL FIXED CHARGES AS DEFINED                $   534    $   639    $   751    $   881    $   872    $   659    $   537
                                                        =======    =======    =======    =======    =======    =======    =======
          RATIO OF EARNINGS TO FIXED CHARGES               10.9        9.9        8.8        7.1        6.2        8.3       10.6
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